Exhibit 99.1

Investor Relations Contact:
Katie Ciciarelli (831.439.2585)
Press Release	katie.ciciarelli@seagate.com
Media Relations Contact:
Brian Ziel (831.439.5429)
brian.ziel@seagate.com

SEAGATE SEPARATES CHAIRMAN AND CEO ROLES;

BILL WATKINS TO BECOME SEAGATE CEO,

STEVE LUCZO TO CONTINUE AS CHAIRMAN OF THE BOARD

Management transition to become effective July 3, 2004

SCOTTS VALLEY, CA – April 29, 2004 – The Board of Directors of Seagate Technology (NYSE:STX) today announced it will separate the roles of the company’s Chairman and Chief Executive Officer. This change will include the planned succession of Bill Watkins, currently company President and Chief Operating Officer, who will transition into the role of Chief Executive Officer and President on July 3, 2004, which is the beginning of Seagate’s fiscal year 2005. Steve Luczo, Seagate’s current Chairman and CEO, will continue to serve as Chairman of Seagate’s board of directors.

Watkins was appointed COO in August of 1998, and President in June 2000. Watkins has been responsible for the company’s hard disc drive operations, including recording heads, media and other components, and related R&D and product development organizations. Today’s announcement recognizes the planned succession of Watkins to the CEO role, as he has been a driving force in the strong management team that has guided the company through its transition into a more efficient, productive, world-class technology provider.

“This year Seagate celebrates 25 years of accomplishment and progressive thinking,” Luczo said. “At this point in the cultural evolution of the company, the time is right for a new chief executive to lead Seagate. Under our current organizational structure, Bill has already been running many of Seagate’s day-to-day operations, and the entire management team has been actively involved in key planning and decision making. The unique combination of Bill’s

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Seagate Separates Chairman and CEO Roles

industry knowledge, strength of character and determination are essential attributes which will enable Seagate to continue its industry leadership in a world in which digital storage is becoming increasingly important.”

“I am very enthusiastic about the opportunity Steve, the board, and Seagate employees around the world have provided to me,” said Watkins. “Today we face significant challenges and even greater opportunities, and I believe we have the vision, the business model and the commitment to drive new levels of growth and success for Seagate.”

“What Steve and his team have done, leading a strategic transformation which has resulted in a customer-driven technology leader, has been remarkable,” said Ed Zander, Chairman and CEO of Motorola, Inc. and a member of Seagate’s board of directors. “Operationally, Seagate is a stronger company now, well-positioned to address the rapidly evolving technology market, and Bill is the right person to build on Seagate’s leadership position.”

In his role as Chairman, Luczo will continue to be responsible for Seagate’s strategic direction, including assessing macro trends in technology and the opportunities they present.

As part of this transition, Dave Wickersham, currently executive vice president of Global Storage Operations at Seagate, will assume the additional role of COO formerly held by Watkins. Wickersham, who is currently responsible for the company’s disc drive manufacturing operations, will have the additional responsibility for product development. He will continue reporting to Watkins in this new role.

Additionally, in support of the company’s ongoing effort to increase the independent make-up of its board of directors, Gregorio Reyes, currently a management consultant with an extensive background in data storage and magnetic recording, and Lydia Marshall, Chair of the board CARE International and Chair and CEO of Versura, Inc., have been elected as new board members. David Bonderman, of the Texas Pacific Group, has resigned his position on Seagate’s board of directors, effective April 29, 2004.

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, PC, Notebook, and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Seagate Separates Chairman and CEO Roles

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 21, 2003, and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on February 3, 2004.

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